LBB & Associates Ltd., LLP

10260 Westheimer, Suite 310, Houston, TX 77042

Phone 713-800-4343 / Toll Free 800-859-9945

January 4, 2013

Dr. Steven R. Henson, President

Rangeford Resources, Inc.

5215 N. O’Connor Boulevard, Ste 1820

Irving, Texas 75039

Dr. Henson:

Effective January 4, 2013, we will cease our services as the independent registered public accounting firm of Rangeford Resources, Inc.

This event requires the filing as a Form 8-K.  Our consent will need to be included in that document.    Please forward us a draft as soon as practical for our review.

We look forward to helping you make a smooth transition with your new accountants.  Should you have any questions, do not hesitate to contact Pete Nelson with our firm at 713-800-4343.

Very truly yours,

LBB & Associates Ltd., LLP

cc:

Office of the Chief Accountant

SECPS Letter File

Securities and Exchange Commission

Fax (202) 772-9253

Mail Stop 9-5

450 Fifth Street, N.W.

Washington, D.C.  20549

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